Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Fourth Quarter and Full Year 2013 Results

SPOKANE, Wash - January 28, 2014 - Potlatch Corporation (Nasdaq:PCH) today reported net income of $13.7 million, or $0.34 per diluted share, on revenues of $140.0 million for the quarter ended December 31, 2013. This compares to net income of $13.9 million, or $0.34 per diluted share, on revenues of $143.3 million in the fourth quarter of 2012.
Net income for the full year of 2013 was $70.6 million, or $1.73 per diluted share, on revenues of $570.3 million, which compares to net income of $42.6 million, or $1.05 per diluted share, on revenues of $525.1 million in 2012. After-tax charges of $2.4 million, or $0.06 per diluted share, were recorded in 2013 related to environmental remediation at a Northern Idaho property. No environmental charges were recorded in 2012.
“I am very pleased with our performance in 2013,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “Northern sawlog prices have returned to pre-recession levels, Wood Products earnings were higher than they have been for almost ten years, and our Real Estate segment closed the highest number of real estate transactions since our REIT conversion in 2006. This business strength gave our board the confidence to raise our dividend to $0.35 per share from $0.31 per share in the fourth quarter,” concluded Mr. Covey.

Financial Highlights
(millions, except per-share data)

	Q4 2013	Q3 2013	Q4 2012
Revenues	$140.0	$157.9	$143.3
Net income	$13.7	$22.2	$13.9
Net income per diluted share	$0.34	$0.54	$0.34
Distribution per share	$0.35	$0.31	$0.31
Net cash from operations	$17.2	$33.6	$36.9
Cash and short-term investments at end of period	$57.8	$62.8	$80.1

Business Performance: Q4 2013 vs. Q3 2013
Resource
Resource’s operating income was $18.0 million on revenues of $61.0 million in the fourth quarter, compared to operating income of $25.4 million on revenues of $77.0 million in the third quarter. Harvest volumes were seasonally lower in both the Northern and Southern regions in the fourth quarter compared to the third quarter. Northern region average sawlog prices declined in the fourth quarter, which mirrored the decline in lumber prices in the third quarter, but remain strong. Southern region average sawlog prices also declined in the fourth quarter due to a lower mix of hardwood sawlog volume as compared to the third quarter.
Wood Products
Wood Products’ operating income was $9.0 million on revenues of $87.4 million in the fourth quarter, compared to operating income of $11.3 million on revenues of $92.1 million in the third quarter. Average lumber prices realized in the fourth quarter were 3% higher than the third quarter, while lumber shipments were 6% lower. Third quarter lumber shipments were higher than normal as inventory that had built at the end of the second quarter was sold when the market regained its footing.
Real Estate
Real Estate’s operating income was $4.6 million on revenues of $6.8 million in the fourth quarter, compared to operating income of $6.5 million on revenues of $8.9 million in the third quarter. Sales activity continued at a steady pace. A total of 41 real estate transactions closed in the fourth quarter compared to 53 transactions in the third quarter.
Outlook
“We expect further increases in housing starts, which will continue to bolster the operating results of our Resource and Wood Products segments. We plan to harvest 3.8 million tons in 2014. Demand and prices in our wood basket in the South need to increase before considering a meaningful increase in our annual harvest. Our Real Estate business is expected to remain strong as interest in rural recreational real estate continues to be solid. Our year-end liquidity position is excellent, which provides financial flexibility,” concluded Mr. Covey.

Conference Call Information
A live conference call and webcast will be held today, January 28, 2014, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 27312896. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until February 4, 2014 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 27312896 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, anticipated operating results in our Resource and Wood Products segments, our estimated 2014 harvest levels, performance of our Real Estate segment, the demand and interest in real estate, our liquidity, and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.
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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$139,955	$143,299	$570,289	$525,134
Costs and expenses:
Cost of goods sold	106,070	103,197	408,772	390,666
Selling, general and administrative expenses	13,240	13,425	50,397	49,419
Environmental remediation charge	—	—	3,522	—
Asset impairment charge	—	107	—	107
	119,310	116,729	462,691	440,192
Operating income	20,645	26,570	107,598	84,942
Interest expense, net	(5,573)	(6,496)	(23,132)	(25,539)
Income before income taxes	15,072	20,074	84,466	59,403
Income tax provision	(1,351)	(6,210)	(13,885)	(16,809)
Net income	$13,721	$13,864	$70,581	$42,594

Net income per share:
Basic	$0.34	$0.34	$1.74	$1.06
Diluted	0.34	0.34	1.73	1.05
Cash distributions per share	$0.35	$0.31	$1.28	$1.24
Weighted-average shares outstanding (in thousands):
Basic	40,533	40,383	40,503	40,333
Diluted	40,739	40,630	40,709	40,553

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2013		December 31, 2012
ASSETS
Current assets:
Cash	$5,586		$16,985
Short-term investments	52,251		63,077
Receivables, net	16,786		10,668
Inventories	36,275		28,928
Deferred tax assets	7,724		10,507
Other assets	11,961		7,932
Total current assets	130,583		138,097
Property, plant and equipment, net	59,976		58,050
Timber and timberlands, net	455,871		464,467
Deferred tax assets	21,576		43,292
Other assets	12,738		14,991
Total assets	$680,744		$718,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—		$8,413
Accounts payable and accrued liabilities	50,532		55,174
Total current liabilities	50,532		63,587
Long-term debt	320,092		349,163
Liability for pensions and other postretirement employee benefits	83,619		145,047
Other long-term obligations	22,353		22,457
Total liabilities	476,596		580,254
Stockholders’ equity	204,148		138,643
Total liabilities and stockholders' equity	$680,744		$718,897

Shares outstanding (in thousands)	40,537		40,389
Stockholders’ equity per common share	$5.04		$3.43
Working capital	$80,051		$74,510
Current ratio	2.6	:1	2.2	:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Twelve Months Ended
	December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$70,581	$42,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,962	26,247
Basis of real estate sold	2,904	5,048
Deferred income taxes	(2,467)	15,992
Gain on disposition of property, plant and equipment	(54)	(8)
Employee benefit plans	7,561	4,317
Equity-based compensation expense	4,377	4,067
Asset impairment	—	107
Income tax benefit related to stock issued in conjunction with stock compensation plans	71	525
Other, net	11	(25)
Funding of qualified pension plans	—	(21,630)
Working capital changes	(17,694)	2,747
Net cash from operating activities	92,252	79,981
CASH FLOWS FROM INVESTING ACTIVITIES
Short-term investments	10,826	(88)
Proceeds from company owned life insurance (COLI) loan	—	21,751
Additions to property, plant and equipment	(10,280)	(5,636)
Additions to timber and timberlands	(13,373)	(23,552)
Proceeds from disposition of property, plant and equipment	213	71
Other, net	(1,390)	(1,193)
Net cash from investing activities	(14,004)	(8,647)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(51,868)	(50,041)
Repayment of long-term debt	(36,663)	(21,662)
Proceeds from issuance of long-term debt	—	12,000
Issuance of common stock	1,904	1,075
Change in book overdrafts	(955)	462
Deferred financing costs	(25)	(2,148)
Employee tax withholdings on equity-based compensation	(1,738)	(1,714)
Other, net	(302)	(140)
Net cash from financing activities	(89,647)	(62,168)
Increase (decrease) in cash	(11,399)	9,166
Cash at beginning of period	16,985	7,819
Cash at end of period	$5,586	$16,985

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Revenues:
Resource	$60,974	$51,360	$238,228	$207,846
Wood Products	87,373	85,125	366,015	329,404
Real Estate	6,848	19,057	26,160	38,238
	155,195	155,542	630,403	575,488
Intersegment revenues - Resource	(15,240)	(12,243)	(60,114)	(50,354)
Total consolidated revenues	$139,955	$143,299	$570,289	$525,134

Operating income:
Resource	$18,064	$10,532	$73,425	$49,543
Wood Products	8,938	13,508	58,892	45,456
Real Estate	4,574	13,800	18,266	28,056
Eliminations and adjustments	(840)	(955)	(907)	(1,061)
	30,736	36,885	149,676	121,994
Corporate	(15,664)	(16,811)	(65,210)	(62,591)
Income before income taxes	$15,072	$20,074	$84,466	$59,403

Depreciation, depletion and amortization:
Resource	$4,583	$4,375	$18,103	$16,446
Wood Products	1,584	1,525	6,194	6,538
Real Estate	14	9	56	36
	6,181	5,909	24,353	23,020
Corporate	710	1,067	2,609	3,227
Total depreciation, depletion and amortization	$6,891	$6,976	$26,962	$26,247

Basis of real estate sold - Real Estate	$1,166	$3,607	$3,536	$5,413
Eliminations and adjustments	(207)	(182)	(632)	(365)
Total basis of real estate sold - Real Estate	$959	$3,425	$2,904	$5,048